As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-18495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ATC Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4486486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1400 Opus Place, Suite 600

Downers Grove, IL 60515

(630) 271-8100

(Address, including zip code, and telephone number,

including area code, of Registrants’ principal executive offices)

1996 Stock Incentive Plan

(Full title of the plan)

Joseph Salamunovich, Esq.

Vice president, General Counsel and Secretary

ATC Technology Corporation

1400 Opus Place, Suite 600

Downers Grove, IL

(630) 271-8100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service, should be sent to:

James K. Goldberg

Thorp Reed & Armstrong LLP

One Oxford Center, 14th Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 394-7739

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-18495) (the “Registration Statement”) of ATC Technology Corporation, a Delaware corporation (“ATC”), which was filed with the Securities and Exchange Commission on December 20, 1996. The Registration Statement was filed in connection with the registration of an aggregate amount of 2,470,176 shares of common stock, par value $0.01 per share (“ATC Common Stock”), of ATC relating to ATC’s 1996 Stock Incentive Plan.

On July 18, 2010, ATC entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Genco Distribution System, Inc. (“Parent”), a Pennsylvania corporation, and Transformers Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

On October 22, 2010 (the “Effective Time”), pursuant to the terms of the Merger Agreement, among other things, Merger Sub was merged with and into ATC, with ATC remaining as the surviving corporation of the merger (the “Merger”). As a result of the Merger, ATC became a wholly-owned subsidiary of Parent and each share of ATC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement), but including any restricted shares of ATC Common Stock granted under any of the Company Equity Plans (as defined in the Merger Agreement)) was converted into the right to receive $25 in cash, without interest. All shares of ATC Common Stock that were so converted were automatically cancelled.

As a result of the foregoing, ATC has terminated all offerings of ATC Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by ATC in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of ATC Common Stock which remain unsold at the termination of the offering, ATC hereby removes from registration all shares of ATC Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on October 22, 2010.

ATC Technology Corporation

By:	/S/ JOSEPH SALAMUNOVICH
Name:	Joseph Salamunovich
Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed below on October 22, 2010 by the following persons in the capacities indicated:

Signature	Title

/S/ RICHARD R. ROADARMEL	Director
Richard R. Roadarmel

/S/ HERBERT S. SHEAR	Director
Herbert S. Shear

/S/ JOHN A. STALEY, IV	Director
John A. Staley, IV